Exhibit 99.1

(For Immediate Attention)

By email

The Board of Directors

SPI ENERGY CO., LTD. (the "Company")

15 January 2025

Dear Sirs

NOTICE OF RESIGNATION

I hereby inform you that I will resign from the Company as an independent director, the Chairman of Audit Committee, the members of Nominating and Corporate Governance Committee and Compensation Committee with effect from 16 January 2025.

During my tenure, I diligently performed my above-mentioned roles and kept monitoring the work of the Company's management through queries at the board and committees' meetings and enquiries with the Company's management and request for information from time to time. Unfortunately, due to a constant cashflow problem, the Company had been operating unsatisfactorily and was managed at a standard below my expectation, which includes, among others, the Company's management failed to devote resources and time to address those material weaknesses of the Company, arrange D&O insurance for directors and timely pay daily expenses, for example, director's compensation. The situation persisted without sign of improvement. Also because of this, there was the failure of the Company to comply with its filing obligations under the Securities Exchange Act of 1934 and the Company failed to file the annual report for 2023 by the prescribed deadline, and therefore, The Nasdaq Hearings Panel had determined to suspense the trading of the Company's securities on Nasdaq on 15 January 2025. Up to the date of this letter, The Company has owed me an amount of approximately USD398,000, being the outstanding director's fee from 11 February 2021 and accrued up to 15 January 2025.

With the above note, please acknowledge my resignation with reluctance and arrange for the relevant press release. And I look forward to the earliest settlement of the aforesaid director's fee.

Yours sincerely,

/s/ Maurice Wai-fung Ngai

Maurice Wai-fung Ngai